Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated December 23, 2005 (except for the seventeenth and eighteenth paragraphs of Note 8 as to which the date is November 4, 2006) on the financial statements and schedule of Salary.com, Inc. as of and for the years ended March 31, 2005 and 2004 and to the references to our Firm under the captions “Experts” and “Selected Financial Data” included in or made a part of this Registration Statement on Form S-1 and related Prospectus.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

November 13, 2006